EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-65113, 333-84848, 333-96717 and 333-110553) on Forms S-8 of our reports dated March 17, 2006,  relating to the consolidated financial statements and financial statement schedule of Cache, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Cache, Inc. and subsidiaries for the fiscal year ended December 31, 2005.

/s/ DELOITTE AND TOUCHE LLP

New York, New York
March 17, 2006